Exhibit 5.1

Our ref:      DLK/741900-000002/30628733v2

TuanChe Limited

9F, Ruihai Building

No.21 Yangfangdian Road

Haidian District

Beijing 1000038

People’s Republic of China

28 October 2024

TuanChe Limited

We have acted as counsel as to Cayman Islands law to TuanChe Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement to the Registration Statement dated 28 October 2024 (the “Prospectus Supplement”), relating to the offering by the Company of (a) 28,002,480 class A ordinary shares, par value US$0.0001 per share of the Company (the “Sale Shares”) represented by American depositary shares (the “Sale ADSs”); (b) 182,812,560 class A ordinary shares, par value US$0.0001 per share of the Company represented by American depositary shares (the “Warrant ADSs”) issuable upon exercise of the Warrants (as defined below) (the “Warrant Shares”); and (c) 124,810,080 class A ordinary shares, par value US$0.0001 per share of the Company represented by American depositary shares (the “Pre-Funded ADSs”, together with the Warrant ADSs and the Sale ADSs, the “ADSs”) issuable upon exercise of the Pre-Funded Warrants (as defined below) (the “Pre-Funded Warrant Shares”, together with the Warrant Shares and the Sale Shares, the “Shares”).

We are furnishing this opinion letter as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion letter, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 28 September 2012.

1.2	The seventh amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 19 October 2018 and effective immediately prior to the completion of the initial public offering of the Company’s ADSs representing its class A ordinary shares, and amended by special resolutions passed on 15 November 2019 and 17 November 2021 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 24 October 2024 (the “Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 18 October 2024 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	The Prospectus Supplement.

1.8	Executed copies of the transaction documents listed in the Schedule (the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by any federal or state court in the State of New York (each a “New York Court”) (the “Relevant Jurisdiction”) and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	The Company will have sufficient authorised but unissued Shares in its authorised share capital to enable the Company to issue the Shares upon exercise of the Pre-Funded Warrants and the Warrants.

2.5	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than their par value.

2.6	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.7	All signatures, initials and seals are genuine.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.10	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares or the ADSs.

2.12	The Warrants and the Pre-Funded Warrants will be issued, authenticated and certificated as required in accordance with the provisions of the Securities Purchase Agreement, and certificates representing the Warrants or the Pre-Funded Warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Securities Purchase Agreement.

2.13	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$100,000 divided into 1,000,000,000 shares comprising of (i) 800,000,000 Class A Ordinary Shares of a par value of U$0.0001 each, (ii) 60,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 140,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The execution, issue, delivery and performance of the Transaction Documents, including the issue of the Shares, the ADSs, the Warrants and the Pre-Funded Warrants as contemplated by the Registration Statement, have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Documents pursuant to the Resolutions, the Transaction Documents will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.4	The issue and allotment of the Shares as contemplated by the Registration Statement (including the Shares underlying the ADSs issuable upon the exercise of the Warrants and the Pre-Funded Warrants) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	In this opinion letter the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessment or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

Except as specifically stated herein, we express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statements and to the reference to our name in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Schedule

Transaction Documents

1	A placement agent agreement dated 24 October 2024 made between the Company and Maxim Group LLC (the “Placement Agent”).

2	A securities purchase agreement dated 24 October 2024 (the “Securities Purchase Agreement”) made between the Company and the purchasers identified therein (together, the “Purchasers”).

3	Form of warrants to purchase Shares represented by ADSs to be issued by the Company to the purchasers named in the Securities Purchase Agreement (the “Warrants”).

4	Form of pre-funded warrants to purchase Shares represented by ADSs to be issued by the Company to the purchasers named in the Securities Purchase Agreement (the “Pre-Funded Warrants”).

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